Exhibit (k)(1)

                        ADMINISTRATIVE SERVICES AGREEMENT


     THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made as of this 5th day of January, 2000, by and between CIBC World Markets Corp. ("CIBC WM") and Sawgrass Fund, L.L.C. (the "Fund").

     WHEREAS, CIBC WM is in the business of providing administrative services to investment partnerships and limited liability companies; and

     WHEREAS,   the  Fund   wishes  to  retain   CIBC  WM  to  provide   certain
administrative services;

     NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

     1.   Appointment of CIBC WM.

          (a) The Fund hereby retains CIBC WM to provide and CIBC WM hereby agrees to provide certain administrative services to the Fund. These services shall include:

          (i)       the provision of office space, telephone and utilities;

          (ii) the provision of administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

          (iii) the general supervision of the entities that are retained by the Fund to provide administrative services and custody services to the Fund;

          (iv)      the handling of investor  inquiries  regarding  the Fund and
                    providing   investors  with  information   concerning  their
                    investment in the Fund and capital account balances;

          (v) monitoring relations and communications between investors and the Fund;

          (vi)      assisting  in  the  drafting  and  updating  of   disclosure
                    documents   relating  to  the  Fund  and  assisting  in  the
                    preparation of offering materials;

          (vii) maintaining and updating investor information, such as change of address and employment;


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          (viii)    assisting  in  the   preparation  and  mailing  of  investor
                    subscription documents and confirming the receipt of such documents and investor funds;

          (ix) assisting in the preparation of regulatory filings with the Securities and Exchange Commission, state securities
                    regulators   and  other   Federal   and   state   regulatory
                    authorities;

          (x) preparing reports to and other informational materials for members and assisting in the preparation of proxy statements and other member communications;

          (xi) monitoring compliance with regulatory requirements and with the Fund's investment objective, policies and restrictions as established by the Board of Managers of the Fund (the "Board");

          (xii) reviewing accounting records and financial reports of the Fund, assisting with the preparation of the financial reports of the Fund and acting as liaison with the Fund's accounting agent and independent auditors;

          (xiii)    assisting in preparation and filing of tax returns;

          (xiv) coordinating and organizing meetings of the Board and meetings of the members of the Fund, in each case when called by such persons;

          (xv) preparing materials and reports for use in connection with meetings of the Board;

          (xvi) maintaining and preserving those books and records of the Fund not maintained by CIBC Oppenheimer Advisers, L.L.C., the Fund's investment adviser (the "Adviser") or the Fund's accounting agent or custodian;

          (xvii) reviewing and arranging for payment of the expenses of the Fund;

          (xviii) assisting the Fund in conducting offers to members of the Fund to repurchase member interests; and

          (xix) reviewing and approving all regulatory filings of the Fund required under applicable law.

     (b) Notwithstanding the appointment of CIBC WM to provide administrative services hereunder, the Board shall remain responsible for supervising and controlling the management, business and affairs of the Fund.


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     2.   CIBC WM Fee; Expenses.

     (a) In consideration for the provision by CIBC WM of its services hereunder, the Fund will pay CIBC WM a monthly management fee of 0.08333% (1% on annualized basis) of the Fund's "net assets" (the "CIBC WM Fee"). "Net assets" shall equal the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities, and obligations of the Fund calculated before giving effect to any repurchases of interests.

     (b) The CIBC WM Fee will be computed based on the net assets of the Fund as of the start of business on the first business day of each month, after adjustment for any subscriptions effective on such date, and will be due and payable in arrears within five business days after the end of such month. In the event that the CIBC WM Fee is payable in respect of a partial month, such fee will be appropriately pro-rated.

     (c) CIBC WM is responsible for all costs and expenses associated with the provision of its services hereunder. The Fund shall pay all other expenses associated with the conduct of its business.

     (d) The Fund understands that CIBC WM may pay a portion of the CIBC WM Fee to CWH Associates, Inc., a member of the Adviser.

     3. Liability. CIBC WM will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Managers serving on the Board ("Managers") or the Fund's members in connection with the performance of its duties under this Agreement, except a loss (as to which it will be liable and will indemnify and hold harmless the Fund) resulting from willful misfeasance, bad faith or gross negligence on CIBC WM's part (or on the part of an officer or employee of CIBC WM) in the performance of its duties hereunder or reckless disregard by it of its duties under this Agreement.

     4. Effective Date and Termination. This Agreement shall become effective as of the date first noted above, and shall remain in effect for an initial term of two years from the date of its effectiveness. This Agreement may be continued in effect from year to year after its initial term provided that such continuance is approved annually by the Board, including the vote of a majority of the Managers who are not "interested persons" of the Fund, as defined by the Investment Company Act of 1940 and the rules thereunder (the "1940 Act"). This Agreement may be terminated by CIBC WM, by the Board or by vote of a majority of the outstanding voting securities of the Fund at any time, in each case upon not less than 60 days' prior written notice. This Agreement shall also terminate automatically in the event of its "assignment," as such term is defined by the 1940 Act.

     5. Entire Agreement.This Agreement embodies the entire understanding of the parties. This Agreement cannot be altered, amended, supplemented, or abridged, or any provisions waived except by written agreement of the parties.

     6. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the 1940 Act. In the event the laws of New York conflict with the 1940 Act, the applicable provisions of the 1940 Act shall control.


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     IN WITNESS WHEREOF,  the parties have executed this Agreement as of the day and year first above written.


                                        CIBC WORLD MARKETS CORP.


                                        By:
                                             ----------------------------------
                                             Name:
                                             Title:



                                        SAWGRASS FUND, L.L.C.


                                        By:
                                             ----------------------------------
                                             Name:  Howard M. Singer
                                             Title: Manager


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